Calculation of Filing Fee Tables
S-8
TRUIST FINANCIAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $5.00 per share	Other	40,000,000	$ 51.02	$ 2,040,800,000.00	0.0001381	$ 281,834.48
Total Offering Amounts:						$ 2,040,800,000.00		$ 281,834.48
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 281,834.48
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of common stock, par value $5.00 per share ("Common Stock"), of Truist Financial Corporation, a North Carolina corporation, that become issuable under the plan listed in footnote 3 below by reason of any stock split, stock dividend, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock. (2) Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on April 24, 2026. (3) Represents an additional 40,000,000 shares of Common Stock issuable pursuant to the Truist Financial Corporation 2022 Incentive Plan (amended and restated as of April 28, 2026) in respect of shares reserved for issuance thereunder.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources